As filed with the Securities and Exchange Commission on August 4, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Eaton Corporation
(Exact name of Registrant as specified in its charter)

Ohio	34-0196300
(State or other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Eaton Center,
1111 Superior Avenue, Cleveland,
Ohio 44114-2584, (216) 523-5000
(Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

E. R. Franklin,
Vice President and Secretary
Eaton Corporation, Eaton Center,
1111 Superior Avenue, Cleveland,
Ohio 44114-2584, (216) 523-4103
(Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale of the securities to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit(1)	Offering Price(1)	Fee(1)
Common Shares, par value $0.50 per share	1,000,000	$64.41	$64,410,000	$6,891.87

(1)	Calculated pursuant to rule 457(c) under the Securities Act upon the basis of the average of the high and low prices for Eaton Corporation Common Shares reported in the consolidated reporting system of the New York Stock Exchange on July 31, 2006.

PROSPECTUS

Shareholder Dividend Reinvestment and
Direct Share Purchase Plan
1,000,000 Common Shares With a Par Value of $.50 Each

Eaton Corporation is pleased to offer shareholders the opportunity to participate in the Shareholder Dividend Reinvestment Plan, a convenient and low-cost method for existing investors to increase their ownership in Eaton common shares and for new investors to join the Plan. Any shareholder of record of Eaton common shares, any interested investor, as well as brokers and nominees on behalf of beneficial owners in Eaton common shares, is eligible to participate in the Plan.

Participation in the Plan allows shareholders to:

•	conveniently purchase additional common shares, with no brokerage commission and, in most cases, no service fee;

•	automatically reinvest all or a portion of the cash dividends that are paid on Eaton common shares;

•	increase ownership of Eaton common shares over time with optional cash investments of as little as $10.00 each and as much as $60,000.00 per calendar year; and

•	purchase additional common shares through optional cash investments made at any time and/or automatically through monthly deductions from the participant’s account with a U.S. bank or other financial institution.

Interested parties may also become participants in the Plan by making an initial investment of not less than $100 and up to a maximum of $60,000 in any calendar year. In some instances, we may permit initial investments in excess of this maximum. We may offer discounts ranging from 0% to 5% if and when we permit optional cash payments in excess of the annual maximum. At our discretion the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

Eaton common shares are listed on the New York Stock Exchange under the trading symbol “ETN.” The closing price of Eaton common shares on August 1, 2006 was $• per share.

Eaton common shares that are acquired under the Plan may be purchased directly from Eaton or from shares that are purchased in the open market. If common shares are purchased from Eaton, the purchase price will be the average of the high and low sale prices of Eaton common shares as reported on the New York Stock Exchange consolidated tape on the relevant Investment Date (as that term is defined in this Prospectus). If Eaton common shares are purchased in the open market, the purchase price of those shares will be the average cost of all common shares purchased for the Plan on the relevant Investment Date. The price of common shares determined in accordance with either of these two methods is referred to as the “Market Price.”

The Eaton common shares being offered are not insured or protected by any governmental agency, and involve investment risk, including the possible gain or loss of principal, and increase or decrease of dividends.

The Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 4, 2006.

RISK FACTORS

Before you decide to participate in the Plan and invest in our common shares, you should carefully consider the risks and uncertainties described in our most recent Form 10-K filed with the SEC as well as in the following discussion. In addition, you should consult your own financial and legal advisors before making an investment.

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

Mellon Bank, N.A., the Plan Administrator, administers the Plan. If you instruct the Plan Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

If you decide to withdraw from the Plan, the Plan Administrator will continue to hold your shares unless you request a certificate for whole shares.

ABOUT EATON

We are a global diversified industrial manufacturer, incorporated in Ohio in 1916 as a successor to a New Jersey company that was incorporated in 1911. We are a global leader in electrical systems and components for power quality, distribution and control; fluid power systems and services for industrial, mobile and aircraft equipment; intelligent truck drivetrain systems for safety and fuel economy; and automotive engine air management systems, powertrain solutions and specialty controls for performance, fuel economy and safety. We have 60,000 employees and sell products to customers in more than 125 countries. More information about us is available on the Internet at www.eaton.com.

Our principal executive office is at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584 and our telephone number is (216) 523-5000.

ABOUT THE PLAN

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide existing shareholders with a simple, convenient and affordable way to increase their holdings in Eaton common shares at prevailing market prices and to enable new investors to make an initial investment in our common shares.

Key Features

2.	What are the Plan’s key features?

As a Plan participant, you can take advantage of the following Plan features:

Dividend Reinvestment.  Automatic reinvestment of all or a portion of your cash dividends.

Initial investment.  If you are not an existing shareholder, you can make an initial investment in Eaton Corporation common shares, starting with as little as $100 and up to a maximum of $60,000 per year, unless a request for waiver of this limitation has been granted, in which case the maximum amount that can be invested may exceed this limit. See “How do I enroll if I am not currently an Eaton Corporation shareholder?” below for more information.

Optional Cash Investment and Automatic Monthly Deductions.  You can increase your holdings by making optional cash investments at any time by check or online at www.melloninvestor.com, or automatically by convenient monthly deductions from your checking, savings or money market account. Once you are a registered shareholder, you can buy our common shares and pay little or no service or trading fees. You can increase your holdings of our common stock through optional monthly cash investments of $10 or more, up to a maximum of $60,000 per year, unless a waiver of this limitation is granted. You can make optional monthly cash investments by check or electronically with deductions from your personal bank account — either in a single transaction or automatically each month. If you wish to make optional monthly cash investments in excess of $60,000 in any calendar year or an initial investment in excess of $60,000, see “What are my options for additional cash investments?” below for more information.

Book-Entry Share Ownership; Safekeeping.  Instead of physical stock certificates, you will receive statements reflecting your transaction history and share ownership.

Online Access to Account Information.  You can enroll and access your account information online at any time at www.melloninvestor.com.

Easy Withdrawal, Sale or Transfer.  You may obtain a stock certificate, sell or transfer your shares at any time.

Low Transaction Costs.  You can acquire Eaton common shares at prevailing market prices with no brokerage commissions and, in most cases, no service fees.

Administration

3.	Who administers the Plan and What does the Plan Administrator do?

Mellon Bank, N.A., is the Plan Administrator. The Plan Administrator, with certain administrative support provided by Mellon Investor Services, a registered transfer agent, and Mellon Securities LLC, a registered broker/ dealer, as designated agent for each participating shareholder, administers the Plan, keeps records, sends statements of account activity to each participant and performs other duties relating to the Plan. The Plan Administrator holds for safekeeping the shares purchased for you together with shares forwarded by you to the Plan Administrator for safekeeping until termination of your participation in the Plan or receipt of your request for a certificate for all or part of your shares. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or the name of its nominee, as your agent. In the event that the Plan Administrator should resign or otherwise cease to act as agent, we will appoint a new administrator to administer the Plan.

The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for shares of our common stock. We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or as required by applicable securities laws or for any good faith omission to act including, without limitation, any claim or liability arising out of failure to terminate your account upon your death, or with respect to the prices at which shares are purchased for your account and the times when such purchases are made or with respect to any fluctuation in the market value after purchase or sale of shares. Neither we nor the Plan Administrator shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan.

4.	How do I contact the Plan administrator?

If you have questions regarding the Plan, please write to the Plan Administrator at the following address: Mellon Bank, N.A. c/o Mellon Investor Services, P.O. Box 3338, South Hackensack, NJ 07606-1938, or call the Plan Administrator at (888) 597-8625 (if you are inside the United States or Canada), (201) 680-6578 (if you are outside the United States or Canada) or (800) 231-5469 for the hearing impaired (TDD). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays). In addition, you may visit the Mellon Investor Services website at www.melloninvestor.com. At this website, you may enroll, perform certain transactions and obtain information on your Eaton Corporation account via Investor ServiceDirect®. New investors establish a Personal Identification Number (PIN) when setting up their account. For existing shareholders to gain access, use the 12-digit Investor Identification Number (which can be found in a bolded box on your check stub or plan statement) to establish a PIN. Include your name, address, daytime telephone number, account number, Investor Identification Number and reference Eaton Corporation on all correspondence.

Eligibility and Participation

5.	Who can participate in the Plan and how can I enroll?

Registered Shareholders

If you already own our common stock and the shares are registered in your name, you may participate immediately by choosing to reinvest all or part of your quarterly dividend, if any, or by making an additional cash investment. Please see “How do I make additional cash investments?” below for details regarding optional monthly cash investments. You can enroll online through Investor ServiceDirect® or by completing and returning the enclosed enrollment form to the Plan Administrator in the envelope provided (see “New Investors” below). Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically until either you elect to withdraw from the Plan or the Plan is terminated by the Company.

Beneficial Owners or Shares Held in “Street Name”

If your shares of Eaton Corporation common stock are registered in the name of a bank, broker or other nominee, you must arrange for the bank, broker or other nominee to register in your name the number of shares of Eaton Corporation common stock that you want to participate in the Plan or have the shares electronically transferred into your own name through the Direct Registration System. You can then enroll as a shareholder of record, as described in “Registered Shareholders” above. Alternatively, if you do not want to re-register your shares, you can enroll in the Plan in the same way as someone who is not currently a registered Eaton Corporation shareholder, as described in “New Investors” below.

New Investors

If you do not currently own any Eaton Corporation common stock, you can participate by making an initial cash investment through the Plan for as little as $100 and up to a maximum of $60,000 unless a waiver of this limitation has been granted. Your initial investment can be made using one of the following options:

Via on-line enrollment through Investor ServiceDirect® at www.melloninvestor.com and:

•	authorizing one deduction (minimum of $100) from your bank account; or

•	opening your account on-line and sending your initial investment of $100 or more by check or money order payable to Eaton/Mellon Bank.

Via the Enrollment Form and:

•	completing the enclosed enrollment form and submitting it to the Plan Administrator, and making one payment (minimum of $100) by check or money order payable to Eaton/Mellon Bank. If you need to obtain an enrollment form, contact the Plan Administrator at (888) 597-8625. While there is no cost to enroll in the Plan, please refer to “What are the cost and/or fees associated with participation?” for more information on purchase, reinvestment and sale fees.

6.	Can I deposit Eaton common shares that I have in certificated form into my Plan account for safekeeping?

Yes. As a Plan participant, you can deposit your share certificates into your Plan account at no charge. The advantages of holding shares in book-entry form in the Plan are protection against certificate loss, theft, and damage.

After your enrollment, you can deposit Eaton common shares in the Plan by sending your share certificate(s) to the Plan administrator (see Question 4), properly insured, by registered or certified mail with return receipt requested or some other form of traceable delivery. You should include a written request to instruct the Plan Administrator to deposit your share certificate(s). Do not sign the share certificate(s) or complete the assignment section. Shares that you deposit will be credited in book-entry form in your Plan account.

Dividend Reinvestment

7.	What dividend reinvestment elections do I have under the Plan?

You have the following dividend reinvestment elections under the Plan, one of which you would select on the Enrollment Authorization Form:

Full Dividend Reinvestment:  If you select “Full Dividend Reinvestment” on the Enrollment Authorization Form, the Plan Administrator will apply all cash dividends paid on the Eaton common shares credited to your Plan account and those registered in your name in certificate and/or book-entry form toward the purchase of additional Eaton common shares. The shares purchased with your reinvested dividends will then be credited to your Plan account. In addition, at any time, you can send optional cash investments to the Plan Administrator to purchase additional Eaton common shares for your Plan account.

Partial Dividend Reinvestment:  If you select “Partial Dividend Reinvestment,” you will receive cash dividends on the number of shares that you designate from those credited to your Plan account and those registered in your name in certificate and/or book-entry form. The Plan Administrator will apply the cash dividends paid on any remaining shares toward the purchase of additional Eaton common shares which will then be credited to your Plan account. In addition, at any time, you can send optional cash investments to the Plan Administrator to purchase additional Eaton common shares for your Plan account.

All Cash (No Dividend Reinvestment):  If you select “All Cash,” the cash dividends paid on shares credited to your Plan account and those registered in your name in certificate and/or book-entry form will not be reinvested, but will be sent to you by check or through direct deposit to your U.S. bank account. In addition, at any time, you can send optional cash investments to the Plan Administrator to purchase additional Eaton common shares for your Plan account.

8.	When will reinvestment of my cash dividends begin?

The Plan Administrator will begin to reinvest your dividends automatically on the next dividend payment date after receiving your Enrollment Authorization Form, so long as your Enrollment Authorization Form is received on or before the record date for that dividend. The dividend payment date for Eaton common shares has been traditionally the fourth Friday of February, May, August and November if a business day, or the next preceding business day if the dividend payment date is not a business day.

If your Enrollment Authorization Form arrives after the record date for the dividend payment, automatic dividend reinvestment may not begin until the next dividend payment date. After you join the Plan, you will remain a participant unless your participation is terminated (see Questions 31 and 32).

9.	Will dividends be paid or reinvested on fractional shares?

Yes. You will be paid dividends on fractional shares that are either reinvested in Eaton common shares or paid to you in cash.

10.	How can I change my dividend reinvestment election under the Plan?

As a Plan participant, you may change your dividend reinvestment election at any time on the Internet at www.melloninvestor.com, or by calling or writing the Plan Administrator (see Question 4). The Plan Administrator must receive your change request on or before the record date for a dividend payment date in order for the change to be effective for that dividend. If your request is received after the record date, the Plan Administrator, in its sole discretion, may defer changing your dividend reinvestment election until the next dividend payment date.

Optional Cash Investments and Automatic Monthly Deductions

11.	How do I make optional cash investments?

You may purchase additional shares through optional cash payments, regardless of whether dividends are being reinvested. Optional cash payments may not be less than $10, and the total of all optional cash payments submitted by an individual shareholder may not exceed $60,000 in any year, unless a request for waiver has been granted. The $10 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $100. There is no obligation either to make an optional cash payment or to invest the same amount of cash for each investment.

Check or Money Order.  You may make optional monthly cash investments by sending a check or money order to the Plan Administrator payable to Eaton/Mellon Bank. To facilitate processing of your investment, please use the transaction stub attached to your Plan statement. Mail your investment and transaction stub to the address specified on the stub. A $35 fee will be assessed for a check that is returned for insufficient funds. Please see “What are the fees associated with participation?” above for all other applicable Plan fees.

Automatic Monthly Withdrawals.  If you already own common stock and are enrolled in the Plan and want to make additional monthly purchases, you can also authorize automatic monthly deductions from your bank account by completing the appropriate section in the enclosed enrollment form, or by enrolling online after you access your account through Investor ServiceDirect®. This feature enables you to make ongoing investments in an amount that is comfortable for you, provided it is at least $10 and does not exceed $60,000 in any calendar year, without having to write a check. You can also authorize individual automatic deductions from your bank account through Investor ServiceDirect®. The amounts you have authorized will be withdrawn from your bank account on the 20th day of each month, or the next succeeding business day if the 20th falls on a weekend or holiday. Please see “What are the fees associated with my participation in the Plan?” above for all other applicable Plan fees.

12.	How often can I send optional cash investments and what dollar limits apply?

You can send in optional cash investments as often as you want. Each optional cash investment that you make needs to be $10.00 or more. The sum of all optional cash investments that you make in a calendar year cannot exceed $60,000.00, unless a request for waiver of this amount has been granted. Optional cash investments below the minimum or in excess of the annual maximum will be refunded to you.

13.	What happens if there are insufficient funds to cover my optional cash investments?

In the event any check, draft, or electronic funds transfer you submit or order as payment to the Plan Administrator to purchase Eaton common shares is dishonored, refused, or returned, the Plan Administrator, at its discretion and without your further consent, may sell Eaton common shares purchased and credited to your Plan account to satisfy the amount owed on the purchase. The Plan Administrator may sell shares to cover the amount owed, and any returned check or failed electronic payment fee, as a result of your order in any manner consistent with applicable commercial and securities laws. The amount owed will include the purchase price paid, the purchase and sale service fees and the per share processing fees (see Question 28).

14.	How do I change or terminate automatic monthly deductions?

You may change or terminate automatic monthly deductions by contacting the Plan Administrator (see Question 4). The Plan Administrator must receive your change or termination request at least six business days preceding the Investment Date (see Question 18) for which you want the change or termination to be effective.

15.	What is a Request for Waiver for Optional Investments in Excess of $60,000?

If you want to make optional cash investments in excess of $60,000 in any year or an initial investment in excess of $60,000, you must receive our written approval. To obtain our written approval, you must submit a request for waiver form. You can obtain a request for waiver form by contacting the Plan Administrator’s Waiver Department at (201) 680-5300 and upon completion, sending it to the Plan Administrator’s Waiver Department via facsimile at (201) 680-4688. We have the sole discretion to approve or refuse any request to make a cash investment or initial investment in excess of the maximum amount and to set the terms of any such cash investment or initial investment. No request for waiver from an affiliate of Eaton will be granted.

If we approve your request for waiver, the Plan Administrator will notify you promptly. In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:

•	whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

•	our need for additional funds;

•	the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of common stock;

•	the shareholder submitting the request;

•	the extent and nature of the shareholder’s prior participation in the Plan;

•	the number of shares of common stock held of record by the shareholder;

•	the aggregate number of cash investments in excess of $60,000 annually for which requests for waiver have been submitted by all existing shareholders and new investors; and

•	our current and projected capital needs.

If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. We may determine, in our discretion, the maximum amount that an existing shareholder or new investor may invest pursuant to the Plan or the maximum number of shares that may be purchased pursuant to a request for waiver.

Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver

If a request for waiver is approved, the price of shares purchased pursuant to the request for waiver will be determined using a pricing period of not less than one (1) but not more than ten (10) consecutive trading days commencing on a date set by us as the first day of the pricing period. Optional cash investments or initial investments made pursuant to a request for waiver will be used to purchase shares of our common stock as soon as practicable on or after the business day following the last day of the pricing period. This date is referred to as the waiver investment date. The Plan Administrator will apply all good funds received on or before the first business day before the pricing period to the purchase of shares of our common stock on the waiver investment date. Funds received after the pricing period begins will be returned to you.

For purposes of determining the price per share on the waiver investment date, the price will be equal to the average of the high and low sales prices of our shares, computed up to four decimal places, if necessary, as quoted on the New York Stock Exchange, for the applicable pricing period. The purchase price on any waiver investment date may be reduced by the waiver discount, if any.

For any pricing period, we may establish a minimum purchase price per share, referred to as the threshold price, applicable to optional cash investments and initial investments made pursuant to a request for waiver. At least two business days prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and if so, its amount. We will notify the Plan Administrator as to the amount of the threshold price, if any. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and our need for additional funds.

If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the average of the high and low sales prices of our common stock as quoted by the New York Stock Exchange for each trading day during the applicable pricing period must equal or exceed (not adjusted for a waiver discount, if any). In the event that the threshold price is not satisfied for a trading day in the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that trading day will be excluded from the determination of the purchase price. In addition, we will exclude from the pricing period and from the determination of the purchase price any trading day in which no trades of common stock are made on the New York Stock Exchange.

Thus, for example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for one of the five trading days in the pricing period, then the purchase price will be based on the remaining four trading days in which the threshold price is satisfied.

In addition, a portion of each optional cash investment or initial investment will be returned for each trading day of a pricing period in which the threshold price is not satisfied or for each trading day in which no trades of our common stock are reported on the New York Stock Exchange. The amount returned will be equal to a pro rata portion of the amount of the optional cash investment or initial investment for each trading day that the threshold price is not satisfied or in which no trades of our common stock are reported. For example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for one of the five trading days in the pricing period, then 1/5 (or 20%) of the optional cash investment or initial investment will be returned without interest.

The establishment of the threshold price and the possible return of a portion of an optional cash investment or initial investment applies only to optional cash investments and initial investments made pursuant to a request for waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Plan Administrator is required to provide you with any written notice as to the threshold price for any pricing period. You may contact the Plan Administrator’s Waiver Department at (201) 680-5300 to find out if a threshold price has been fixed or waived for any given pricing period.

For each pricing period, we may establish a discount from the market price applicable to optional cash investments and initial investments made pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common shares as compared to other sources of funds and our need for additional funds. You may obtain information regarding the maximum waiver discount, if any, by contacting the Plan Administrator’s Waiver Department at (201) 680-5300. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash investments and initial investments in excess of $60,000 annually. The waiver discount will apply to the entire optional cash investment or initial investment made pursuant to a waiver and not just the portion in excess of $60,000. The discount, if any, applicable to reinvested dividends, initial investments up to $60,000 and optional monthly cash investments up to $60,000 annually will not apply to initial investments and optional cash investments made pursuant to a request for waiver.

We will only establish a threshold price or waiver discount for shares that are purchased directly from us.

Non-Waiver Purchases

16.	When will the Plan Administrator purchase Eaton common shares for my Plan account?

As described below, the Plan Administrator will invest optional cash investments not subject to a waiver of the $60,000 limit once a month either on, or within 35 days after, the relevant Investment Date (see Question 17). Dividends will be invested in the months in which they are paid as described below.

17.	What is the Investment Date?

For optional cash investments made at any time or through automatic monthly deductions, other than pursuant to a waiver of the $60,000 limit, the Investment Date is the 25th day of each month if a business day, or the next business day if the 25th day is not a business day. For dividend reinvestment, the Investment Date is the dividend payment date for Eaton common shares, which has been traditionally the fourth Friday of February, May, August and November if a business day, or the next preceding business day if the dividend payment date is not a business day.

If the Plan Administrator acquires Eaton common shares from Eaton, the investment will be made as of the close of business on the relevant Investment Date unless pursuant to a waiver. See Question 15, What is a Request for Waiver for Optional Investments in Excess of $60,000? If the Plan Administrator acquires Eaton common shares in the open market, the funds will be invested on or within 35 days after the relevant Investment Date. If the Plan Administrator is unable to process your investment(s) within 35 days after the Investment Date, the Plan Administrator will return the funds to you by check.

18.	How many Eaton common shares will the Plan Administrator purchase for my Plan account?

The number of Eaton common shares the Plan Administrator will purchase for you depends on the purchase price of Eaton common shares (see Question 20), the total amount of your dividends (if applicable), and optional cash investments (in any form) that you submit, less any applicable service fees and processing fees. Your Plan account will be credited with the actual number of shares purchased, including fractions.

19.	How does the Plan Administrator acquire Eaton common shares under the Plan?

The Plan Administrator uses your investment funds (that is, dividends and/or optional cash investments, less any applicable service fees and processing fees), to purchase Eaton common shares either from Eaton or in the open market, as Eaton determines. For the purpose of making purchases, the Plan Administrator may combine your dividend and optional cash investment funds with those of some or all other Plan participants. All purchases made pursuant to a request for waiver will be made from Eaton.

20.	At what price will the Plan Administrator purchase Eaton common shares?

The price of Eaton common shares purchased with reinvested dividends or with optional cash investments (other than pursuant to a waiver) will be the Market Price as described below.

If Eaton common shares are purchased from Eaton, the Market Price for those shares will be the average of the high and low sale prices of Eaton common shares as reported on the New York Stock Exchange consolidated tape on the relevant Investment Date (see Question 17). If on any Investment Date there is no reported trading in Eaton common shares on the New York Stock Exchange, the Market Price will be based on the weighted average of the high and low sale prices on the nearest trading dates before and after the Investment Date. No common shares will be purchased under the Plan at less than the par value for Eaton common shares ($.50).

If Eaton common shares are purchased in the open market, the Market Price per share for your investment will be the weighted average price per share of all shares purchased in the open market by the Plan Administrator to fill the combined purchase order for the Plan investments. In some instances, filling a purchase order may require execution of multiple trades in the market and may take more than one trading day to complete.

YOU SHOULD BE AWARE THAT THE MARKET PRICE PER EATON COMMON SHARE MAY BE MORE OR LESS THAN THE PRICE PER EATON COMMON SHARE AT THE TIME YOU REQUEST A PURCHASE. YOU SHOULD ALSO BE AWARE THAT YOU MAY NOT BE ABLE TO RESCIND INSTRUCTIONS YOU SUBMIT TO THE PLAN ADMINISTRATOR TO PURCHASE YOUR SHARES. ANY DECISION CONCERNING A REQUEST FOR RESCISSION WILL BE MADE AT THE SOLE DISCRETION OF THE PLAN ADMINISTRATOR.

21.	Will share certificates be issued to me for Eaton common shares purchased?

Eaton common shares purchased under the Plan for your account will be recorded in book-entry form and registered in the name of one of the Plan Administrator’s nominees as agent for your account in the Plan. Your share ownership interest will be recorded in a book-entry Plan account on our shareholder records. In the event that the Plan Administrator should resign, be removed or otherwise cease to administer the Plan, we will make such other arrangements as we deem appropriate for administration of the Plan.

Unless you request them, the Plan Administrator will not issue certificates for Eaton common shares purchased under the Plan. The number of shares purchased for your Plan account, as well as the number of shares you deposit, will be shown on your Plan account statement. Keeping shares in book-entry form rather than in certificated form protects against loss, theft and destruction of stock certificates. Many shareholders retain their shares in book-entry form.

You may request that the Plan Administrator issue physical certificates to you at any time on the Internet at www.melloninvestor.com, or by calling or writing the Plan Administrator (see Question 4). In response to your request, a certificate for the number of whole shares credited to your Plan account that you request will be issued to you. A certificate for a fraction of a share cannot be issued.

Shares held in book-entry form in your Plan account may not be pledged. If you wish to pledge any of your shares, you must first request that physical share certificates be issued in your name.

Withdrawal, Sale, Re-registration or Transfer of Shares

22.	How can I withdraw the shares credited to my Plan account?

You can withdraw all or a portion of the shares credited to your Plan account at any time on the Internet at www.melloninvestor.com or by calling or writing the Plan Administrator (see Question 4). The Plan Administrator will process your request to withdraw shares promptly following receipt, and in no event later than five trading days after the date the request is received (except where deferral is necessary under applicable Federal or state laws or regulations).

If you wish to withdraw a portion of the shares in your Plan account, the request must be for a whole number of shares as the Plan Administrator cannot issue certificates for fractional shares. If you wish to withdraw all shares credited to your Plan account, the Plan Administrator will issue a certificate for all the whole shares and a cash payment, less any applicable service fees and per share processing fees, for any remaining fractional share credited to your Plan account. In that instance, the amount of the check, if any, will be based upon the sale price obtained for any shares sold by the Plan Administrator on the day your certificate was issued or, if there is no market sale that day for Eaton common shares, the closing price on the day before. The Plan Administrator will send your certificate and a check (if applicable) to the address of record on your Plan account.

23.	What happens to my dividend reinvestment election if I withdraw shares from my Plan account?

Your dividend reinvestment election will remain the same unless you withdraw all of the Eaton common shares in your Plan account.

If you withdraw all of your whole and fractional Plan shares, your participation in the Plan will be terminated and any future dividends will be paid by check or direct deposit to your bank account, as you elect. At its discretion, the Plan Administrator also may close any Plan account that contains less than one Eaton common share. Any fractional share in your Plan account will be sold subject to the fees as described in Question 28. A check for the sale proceeds less applicable fees will be mailed to your address of record. All future dividends on shares registered in your name will be paid in cash.

24.	How can I sell the shares credited to my Plan account?

You can sell all or a portion of the shares credited to your Plan account by contacting the Plan Administrator (see Question 4). Through participating brokers, the Plan Administrator will sell the shares for you. The Plan Administrator will send the sale proceeds to you by check, less any applicable fees (see Question 28), to your address of record after your sale transaction has settled. The Plan Administrator may combine your shares to be sold with those of other Plan participants selling shares at the same time. The Plan Administrator may refuse to execute a transaction request by telephone or Internet and in its place require written submission of the request.

Alternatively, you may request the Plan Administrator to issue share certificate(s) for any whole shares credited to your Plan account. Upon your receipt of the certificate(s), you can sell the shares through a broker of your choice or otherwise transfer the shares.

25.	When will the Plan Administrator execute a sale request and how is the price determined?

The Plan Administrator will process your sale order promptly following receipt, and in no event later than five trading days after the date the order is received (except where deferral is necessary under applicable Federal or state laws or regulations). The sale price for shares sold will be based on the price per share obtained in the open market as part of an aggregate order.

26.	How do I change the name on my Plan account, transfer shares, or give as a gift shares in my Plan account?

You may change the name on your Plan account, transfer shares, or give as a gift shares in your Plan account at any time by completing and submitting to the Plan Administrator a Transfer of Ownership Form. Transfers may be made in book-entry or certificated form. Contact the Plan Administrator (see Question 4) to request transfer instructions and the Transfer of Ownership Form, or download the instructions and the Transfer of Ownership Form from the Internet at www.melloninvestor.com. You must provide the full new name, address and taxpayer identification (or social security) number (if known) of the new owner on the Transfer of Ownership Form.

If you are submitting your certificates for transfer, we recommend that you send them, properly insured, by certified or registered mail, return receipt requested, or some other form of traceable delivery. All participants in the existing Plan account need to sign the instructions, and their signatures need to be authenticated with a Medallion Signature Guarantee as described in the instructions on the Transfer of Ownership Form.

27.	What happens to my dividends if I sell or transfer shares from my Plan account?

If you sell or transfer a portion, but not all, of the shares in your Plan account, your dividend reinvestment election will remain the same for the remainder of the shares in your Plan account. See also Question 23.

Costs and Fees

28.	What costs and/or fees are associated with my participation in the Plan?

All costs of administration of the Plan and the costs incurred in connection with the purchase of Eaton common shares under the Plan will be paid by Eaton, with the few exceptions described below. As a Plan participant, you will incur no brokerage commissions or pay service fees for purchases, except that: if the shares you own are not registered in your name but in the name of your broker or other nominee and you arrange to participate in the Plan indirectly through such broker or other nominee, you may be required to pay a commission or service fee to such broker or nominee in connection with your participation.

If you instruct the Plan Administrator to sell all or a part of the Eaton common shares credited to your Plan account, you will be charged a service fee of $15.00 per transaction, a processing fee of $0.12 per share sold and any transfer taxes in connection with the sale. The net proceeds from any such sale will be sent to you as soon as practicable.

The chart below summarizes the fees associated with participation in the Plan and includes the minimum and maximum investment amounts that can be made under the Plan:

FEE SCHEDULE

	Service and		Maximum
	Processing Fees	Minimum	Investment
Transaction Type	(see Notes 1, 2 and 3)	Investment	(per calendar year subject to waiver*)

Dividend Reinvestment	Company Paid	N/A	N/A
Initial Cash Investment	Company Paid	$100.00	$60,000.00
Optional Cash Investment (via check or one-time online bank debit)	Company Paid	$10.00	$60,000.00
Optional Cash Investment (via automatic monthly deductions)	Company Paid	$10.00	$60,000.00
Sale of Shares (including sale of a fractional share at termination or withdrawal)	$15.00 per transaction plus $0.12 per share sold	N/A	N/A
Returned Check or Failed Electronic Payment Fee**	$35.00	N/A	N/A

Notes:

1.	All per share processing fees include the applicable brokerage commissions the Plan Administrator is required to pay.

2.	All applicable fees will be deducted from the funds to be invested or from the sale proceeds.

3.	Fees are subject to change at any time upon written notification to Plan participants. Any change applies to all applicable transactions that occur after the effective date of the change.

*	In some instances, we may permit initial investments in excess of this maximum. Also, for the purposes of applying this limit on non-waiver investments, all investments, including optional cash investments and automatic monthly deductions, but excluding dividend reinvestments, will be aggregated.

**	If the investment is applied to purchase shares before the check or attempted automatic monthly deduction from your bank account is rejected, your purchased shares will be sold and certain fees will be charged against the value of the shares in your account (see Question 15).

Reports to Participants

29.	What kind of reports will I receive regarding my participation in the Plan?

You will receive a statement whenever there is activity affecting your Plan account. The statement will confirm each transaction, such as any purchase, sale, transfer, certificate of deposit, certificate of issuance, or dividend reinvestment. Statements will be sent promptly following each transaction. These statements are a record of your Plan account activity showing your cumulative share position and the prices for your purchases and sales of shares under the Plan. The statements will also show the amount of dividends reinvested (if applicable) and any applicable fees charged for your respective transactions during the period. You should retain these statements for tax purposes. The Plan Administrator may charge a fee for duplicate statements.

As a registered shareholder, you will also receive copies of Eaton Annual Reports, proxy statements, notices of annual and special meetings, proxy cards, and if applicable, dividend income and other notices for tax reporting purposes.

If you prefer, and if the Eaton materials are available online, you may consent to receive such materials electronically over the Internet. Instead of receiving materials through the mail, you will receive an electronic notice to your e-mail address of record notifying you of the availability of Eaton materials online and instructing you how to view and act on them.

30.	Where will the Plan Administrator send reports, notices and other communications regarding my participation?

Reports, notices and other communications sent to you under the Plan will be addressed to your last known address as reflected by the Plan Administrator’s records. Therefore, you should notify the Plan Administrator (see Question 4) promptly of any change in your address.

Termination

31.	When and how may I terminate participation in the Plan?

You may terminate participation in the Plan at any time by giving instructions to the Plan Administrator. As soon as practicable following termination, the Plan Administrator will send you a certificate for the whole shares and a check for any fractional share in your Plan account. At your request, the Plan Administrator will alternatively sell all or a portion of such shares and remit to you the proceeds less any applicable fees and transfer taxes (see Question 28). If the Plan Administrator receives your termination request after the record date for a dividend payment, the Plan Administrator, in its sole discretion, may either pay any such dividend in cash or reinvest it in shares on your behalf. If the dividend is reinvested, the Plan Administrator may sell the shares purchased and remit the proceeds to you, less any costs of sale. Any optional cash investments sent to the Plan Administrator prior to your termination request will also be invested unless you expressly request that the optional cash investment be returned and your request is received at least two business days prior to the Investment Date. In every case of termination, your interest in a fractional share will be paid in cash less any applicable fees and any other costs of sale (see Question 28).

32.	Under what circumstances will Eaton terminate my participation in the Plan?

At any time, for any reason and at our discretion, we may instruct the Plan Administrator to terminate your participation in the Plan effective immediately upon mailing a notice to you at your address of record.

The Plan Administrator will automatically terminate your Plan account if you withdraw all of your whole and fractional shares. The Plan Administrator may also terminate your Plan account if your share balance is less than one Eaton common share.

In the event of your death or adjudication of incompetency, the Plan Administrator may terminate your Plan account and distribute the proceeds as described in Question 31. The Plan Administrator will continue to maintain your Plan account, however, until the Plan Administrator receives satisfactory written notice of your death or adjudication of incompetency. In addition the Plan Administrator must receive satisfactory proof of the appointment of a legal representative who is authorized to instruct the Plan Administrator on the termination of your account and receive the proceeds thereof.

Additional Information

33.	What happens if Eaton has a rights offering, issues a stock dividend, or has a stock split?

Your participation in any rights offering, dividend distribution or stock split will be based on the Eaton common shares registered in your name both in certificate and/or book-entry form, and the shares (whole and fractional) credited to your Plan account. Any stock dividend or stock split shares of Eaton common shares issued with respect to both certificate and book-entry (whole and fractional) Eaton common shares will be credited automatically to your Plan account in book-entry form.

34.	How will my Plan shares be voted at a meeting of shareholders?

All Eaton common shares credited to your Plan account will be voted as you direct. If you have shares credited to your Plan account on the record date for a meeting of shareholders, the proxy materials will be sent to you for that meeting. When you submit your executed proxy, either electronically, by telephone or by mail, all of your shares will be voted as directed by you. If you elect, you may vote all of your shares in person at the shareholders’ meeting. If you do not vote your shares in person at the meeting of shareholders or you do not properly submit an executed proxy (whether by telephone, Internet or mail), your shares will not be voted.

35. What are the Federal income tax consequences of participation in the Plan?

Dividend Reinvestment.   Your dividends reinvested in Eaton shares under the Plan are subject to Federal income taxes just as if you had received them in cash. When the Plan Administrator acquires shares for your account directly from Eaton, you must include in gross income a dividend amount equal to the number of shares purchased multiplied by the per share Market Price on the Investment Date. When the Plan Administrator acquires shares for your account in the open market, you must include in gross income an amount equal to the cash dividends reinvested plus that portion of per share processing fees (including applicable brokerage commissions) allocated to the purchase of your shares and paid by Eaton to the Plan Administrator. Shortly after the end of each year, you will receive a Form 1099-DIV from the Plan Administrator that provides the amount of the above dividend income reported to the Internal Revenue Service. For tax purposes, your cost basis in the Eaton shares purchased for your account will be equal to the dividend you included in gross income on your tax return. Also, your holding period will begin on the day after the Investment Date.

Optional Cash Investment.   If you increase your holdings in Eaton shares by making an optional cash investment or you make an initial investment, your cash payment will be treated as a dividend includible in gross income to the extent the Market Price of the shares on the Investment Date exceeds your optional cash payment (i.e., to the extent the Plan Administrator acquires shares from Eaton at a discount). Your optional cash payment will not be treated as a dividend when the Plan Administrator acquires shares for your account in the open market, except to the extent of per share processing fees (including applicable brokerage commissions) allocated to the purchase of your shares and paid by Eaton to the Plan Administrator. For tax purposes, your cost basis in the additional shares purchased will be equal to your optional cash payment, plus the amount (if any) you included in gross income on your tax return as a dividend. Also, your holding period will begin on the day after the Investment Date.

Gain/Loss Recognition.   You will recognize a tax gain or loss when shares (including fractional shares) are sold or exchanged — either by the Plan Administrator at your request, or by your own action after your withdrawal from the Plan, or after termination of the Plan. The amount of gain or loss you recognize for tax purposes is equal to any difference between the amount of cash you receive for a whole or fractional share and your cost basis in it. Shortly after the end of any year in which you sold shares through the Plan, you will receive a Form 1099-B from the Plan Administrator showing the amount of sales proceeds reported to the Internal Revenue Service.

Withholding Provisions.   Dividends paid on your shares, as well as the proceeds of any sale of your shares in the Plan, may be subject to the “backup withholding” provisions of the Internal Revenue Code. Backup withholding is required if you fail to furnish a properly completed Form W-9 or its equivalent to the Plan Administrator showing your correct taxpayer identification number. Also, if you are a non-resident alien, the Plan Administrator is generally required to withhold U.S. income taxes on dividends paid on your shares held in the Plan. Any U.S. taxes withheld on reinvested dividends will be deducted from each dividend and only the reduced amount will be reinvested in Eaton stock. Where sales proceeds are subject to withholding, the amount of tax withheld will be deducted from the proceeds.

The above summary is for your general information and is not tax advice. It may not reflect your specific tax consequences that result from your participation in the Plan. You should consult with your tax advisor regarding the tax rules that may specifically affect you.

36.	Can the Plan be changed or discontinued?

Although we anticipate maintaining the Plan in its current state, we reserve the right to suspend, modify or terminate the Plan at any time upon notice to Plan participants. If we modify the Plan, we will send notice to you within thirty (30 days) in advance of such modification. If the Plan is suspended or terminated, the Plan Administrator will promptly refund optional cash investments held pending investment. No interest will be paid on these funds. Further your book-entry shares will continue to be credited to your Plan account at the Plan Administrator, unless you request a certificate for the whole shares and a check for any fractional share. As an alternative to issuing certificates in the event of suspension or termination, you can request that the Plan Administrator sell all or part of your book-entry shares. The Plan Administrator will send you a check for the proceeds of the sale, less any applicable fees (see Question 28).

37.	Who bears the risk of market fluctuations in Eaton common shares and participation in the Plan?

Your direct investment in shares credited to your Plan account is no different than your investment in certificated shares. You alone bear the risk of fluctuations in the market value of Eaton common shares. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares. In addition, as a Plan participant, you may lose an advantage otherwise available in being able to select more specifically the timing of your investment or the sale of your shares.

Neither Eaton nor the Plan Administrator provides any advice or makes any recommendations with respect to any purchase or sale transaction you initiate; neither can Eaton or the Plan Administrator guarantee that the value of the shares purchased under the Plan will, at any particular time, be more than your original investment. You need to make independent investment and participation decisions based on your own judgment and research.

Neither Eaton nor the Plan Administrator can guarantee liquidity in the market, thus your investments and the marketability of your securities may be adversely affected by the current market conditions at the time liquidation of your investment is sought.

Shares credited to your Plan account in book-entry form through the Plan are not subject to protection under the Securities Investor Protection Act, the Federal Deposit Insurance Act, or similar insurance or guarantee statute, and neither Plan shares nor cash held pending investment or disbursement with the Plan Administrator or its affiliates are subject to any guarantee.

38.	What are the responsibilities of Eaton and the Plan Administrator under the Plan?

Neither Eaton nor the Plan Administrator will be liable in administering the Plan for any act done in good faith, or for any good-faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to cease reinvestment of dividends for a participant’s account in the event of the participant’s death or adjudication of incompetency prior to receipt of satisfactory written notice of such death or incompetency as described in Question 33, (ii) with respect to the prices at which shares are purchased or sold for a participant’s account or the times when such purchases or sales are made, (iii) with respect to the source from which shares are purchased for participants or (iv) with respect to any fluctuation in the market value after purchase or sale of shares. Government regulation may require the temporary curtailment or suspension of purchases or sales under the Plan. Neither Eaton nor the Plan Administrator will have any liability in connection with any inability to purchase or sell Eaton common shares under the Plan.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute newly issued shares of our common stock sold under the Plan. Mellon Securities LLC, a registered broker/dealer, will assist in the identification of investors and other related services, but will not be acting as an underwriter with respect to shares of our common stock sold under the Plan. You will pay no service fees or brokerage trading fees on shares that are newly issued. However, if you request that shares be sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees. The common stock is currently quoted on the New York Stock Exchange under the symbol ETN.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing shareholders and new investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons. We will not grant a request for waiver from an affiliate of Eaton.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission (“SEC”). Documents that we file with the SEC are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document filed with the SEC at the following public reference facilities maintained by the SEC:

Public Reference Room	New York Regional Office	Chicago Regional Office
100 F Street N.E	3 World Financial Center	175 West Jackson Blvd.
Room 1580	Suite 4300	Suite 900
Washington, D.C. 20549	New York, NY 10281-1022	Chicago, IL 60604

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Documents that we file with the SEC are also available on our web site at www.eaton.com. Our common shares are listed on the New York, Chicago and Pacific stock exchanges, where you can also inspect reports, proxy and information statements and other information about us.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” into this Prospectus information that we file with the SEC. This means that we can satisfy our disclosure obligations to you by referring you to the SEC documents that contain this information. Information contained in a document that is incorporated by reference is considered part of this Prospectus. Information contained in documents that we file with the SEC after the date of this Prospectus may update or supersede information in this Prospectus and information in documents incorporated by reference.

The following documents, which were filed with the SEC pursuant to the Securities Exchange Act of 1934, are hereby incorporated by reference:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2005.

(b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

(c) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

(d) Our Current Report on Form 8-K filed April 17, 2006.

(e) Our Current Report on Form 8-K filed July 17, 2006.

(f) The description of Eaton common shares contained in the Registration Statement on Form S-3, File No. 333-74355, filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, on March 12, 1999.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

Each person to whom this Prospectus is delivered can obtain from us without charge upon written or telephone request copies of any of the documents incorporated by reference in this Prospectus (excluding any exhibits to such documents unless the exhibit is specifically incorporated by reference as an exhibit to this Prospectus). Requests for documents incorporated by reference in this Prospectus should be directed to Eaton Corporation, Vice President and Secretary, Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584; telephone number (216) 523-4103.

USE OF PROCEEDS

We intend to add the proceeds of sales to the general funds of Eaton available for general corporate purposes.

LEGAL OPINION

Mark Hennessey, Esq, passed upon the legality of the Eaton common shares offered under this Prospectus. Mr. Hennessey presently serves as Deputy General Counsel of Eaton. He is an Eaton shareholder and also holds options to purchase Eaton common shares.

EXPERTS

The consolidated financial statements of Eaton Corporation in our Annual Report on Form 10-K for the year ended December 31, 2005 and Eaton Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein (which did not include an evaluation of the internal control over financial reporting of entities that were acquired during 2005) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of entities that were acquired during 2005 from the scope of management’s assessment and such firm’s audit of internal control over financial reporting included therein, and incorporated herein by reference. Such financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Shareholder Dividend Reinvestment and Stock Purchase Plan
1,000,000 Common Shares With a Par Value of $.50 Each

Prospectus

August 4, 2006

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell, and seeking offers to buy, Eaton common shares only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Eaton common shares.

No action is being taken in any jurisdiction outside the United States to permit a public offering of Eaton common shares or possession or distribution of this Prospectus in that jurisdiction. If you come into possession of this Prospectus in jurisdictions outside the United States, you are required to inform yourself about, and to observe any restrictions as to, this offering and the distribution of this Prospectus applicable to that jurisdiction.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$11,000.00
Printing Fees	$8,000.00
Accounting Fees	$20,000.00
Postage	$3,100.00
Miscellaneous	$1,000.00
Item 15. Indemnification of Directors and Officers.
In accordance with Section 1701.13(E) of the Ohio Revised Code, the Company provides for indemnification of Eaton’s directors and officers against liabilities that he or she may incur in his or her capacity as a director or officer of the Company. Under Eaton’s Amended Regulations, the Company shall, to the full extent permitted by law, indemnify any director or officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her. The foregoing is subject to, and only part of, the detailed provisions of Eaton’s Amended Regulations.

The Company has entered into an Indemnification Agreement with each of its officers and directors. The Agreements provide that the Company shall indemnify such directors or officers to the full extent permitted by law against expenses actually and reasonably incurred by them in connection with any claim filed against them by reason of anything done or not done by them in such capacity. The Agreements also require the Company to maintain director and officer insurance which is no less favorable to the director and officer than the insurance in effect on the date of the Agreements, and to establish and maintain an escrow account of up to $10 million to fund the Company’s obligations under the Agreements, except that the Company is required to fund the escrow only upon the occurrence of a change of control of the Company, as defined under the Agreements.

Eaton also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which may be in addition to those described in the Amended Regulations.
Item 16. Exhibits.
See the Exhibit Index immediately following the signature page.
Item 17. Undertakings.
     (a)      The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
      (A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
      (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
      (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
      The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
      (i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;
      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
      (iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cleveland, State of Ohio, on August 3, 2006.

EATON CORPORATION
By:	Robert E. Parmenter
Robert E. Parmenter
Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Alexander M. Cutler *	Chairman and Chief Executive Officer; President; Principal Executive Officer; Director	August 3, 2006

Richard H. Fearon *	Executive Vice President — Chief Financial and Planning Officer; Principal Financial Officer	August 3, 2006

Billie K. Rawot *	Vice President and Controller; Principal Accounting Officer	August 3, 2006

Michael J. Critelli *	Director	August 3, 2006

Deborah L. McCoy *	Director	August 3, 2006

John R. Miller *	Director	August 3, 2006

Gregory R. Page *	Director	August 3, 2006

Victor A. Pelson *	Director	August 3, 2006

Gary L. Tooker *	Director	August 3, 2006

*By:	Lizbeth L. Wright

Lizbeth L. Wright, Attorney-in-Fact
for the Officers and Directors
signing in the capacities indicated

EXHIBIT INDEX

Exhibit
Number
4(a)	Amended Articles of Incorporation of Eaton Corporation (filed as Exhibit 3(i) to Form 8-K report dated May 19, 1994 and incorporated herein by reference).

4(b)	Amended Regulations of Eaton Corporation (filed as Exhibit (a)(3)(a) to Form 10-Q report for the period ended June 30, 2002 and incorporated herein by reference).

5	Opinion of Mark Hennessey, Deputy General Counsel, as to the validity of the Common Shares registered.

23(a)	Consent of Ernst & Young LLP.

23(b)	Consent of Mark Hennessey, Deputy General Counsel of Eaton Corporation (contained in his opinion filed as Exhibit 5 to this Registration Statement).

24	Power of Attorney.